Exhibit 99.1

TMSR Holding Company Limited Announces Receipt of Nasdaq Delisting Determination:

Plans To Request Hearing

Wuhan, China, March 16, 2018/PRNewswire/ – TMSR Holding Company Limited (the “Company”) (NASDAQ:TMSR) today announced that on March 12, 2018, the Company received notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC ("Nasdaq") that, based upon the Company's non-compliance with the minimum 300 and 400 round lot holder requirements for its common stock and warrants, respectively, and the annual stockholders meeting requirement, the Company’s securities would be subject to delisting from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the "Panel"). The Company intends to timely request a hearing before the Panel, and that request will stay any delisting action by Nasdaq at least pending the issuance of the Panel's decision following the hearing and the expiration of any extension of time that may be granted to the Company by the Panel.

About TMSR Holding Company Limited

TMSR Holding Company Limited has two business divisions: Shengrong, which engages in the production and sales of solid waste recycling and comprehensive utilization equipments; and TJComex, which engages in provision of commodity exchange services and ship exchange consulting services. Shengrong, is focused on the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. Shengrong provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials. TJComex is engaged in iron ore trading, wine import and resale, and Agarwood trading. TJComex also generated revenue from ship exchange consulting services during the first quarter 2017 but this may not be the future focus of TJComex.

Contacts:

At the Company:

Xiaoyan (Sarah) Shen, CFO

Email: sarahshen@TJComex.com

Investor Relations:

Tony Tian, CFA

Weitian Group LLC

Email: tony.tian@weitian-ir.com

Phone: +1 732 910 9692